NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION
DEFERRED COMPENSATION PENSION RESTORATION PLAN

1.           Participants. The participants in the National Rural Utilities Cooperative Finance Corporation Deferred Compensation Pension Restoration Plan (the "Deferred Compensation PRP") eligible for benefits shall be a select group of management or highly compensated employees of the National Rural Utilities Cooperative Finance Corporation (the "Cooperative") who on the date of their termination of employment from the Cooperative (or on vesting of the Deferred Compensation PRP benefit, if earlier) have a Pension Limitation, as defined in Section 2(b) of this Deferred Compensation PRP, applied to reduce the amount of payment that would otherwise be payable by the "Retirement Security Plan sponsored by the National Rural Electric Cooperative Association (the "NRECA").

2.           Benefit Payment

(a).  The Deferred Compensation PRP Benefit payable under the Deferred Compensation PRP is the amount of the Pension Limitation minus the Severance Pay Limit.

(b).  The "Pension Limitation" is the difference between the single lump sum equivalent of (i) the participant's accrued benefit from the Retirement Security Plan as calculated by NRECA without the limitations provided in Sections 415 and 401 (a)(17) of the Internal Revenue Code of 1986 (the "Code"), and (ii) the participant's accrued benefit from the Retirement Security Plan as calculated by NRECA after application of the limitations of Sections 415 and 401 (a)(17) of the Code, each of which is calculated at the time a participant is entitled to a payment hereunder. The single lump sum equivalent shall be calculated using the lump sum methodology and assumptions specified in the Retirement Security Plan.

(c). The "Severance Pay Limit" is an amount equal to the lesser of (i) the Frozen Benefit under the National Rural Utilities Cooperative Finance Corporation Severance Pay Pension Restoration Plan (the "Severance Pay Plan"), or (ii) twice the participant's annual compensation for the year immediately preceding the year in which the participant terminates employment with the Cooperative less the amount of any other severance pay benefits paid by the Cooperative to the participant. "Annual Compensation" means the total of all compensation paid by the Cooperative to the participant including wages, salary, and any other benefit of monetary value (whether paid in cash or otherwise), such as for example, the cost of any fringe, welfare or pension benefit. In the event a participant's Deferred Compensation PRP Benefit vests before the Severance Pay Plan benefit is payable, for purposes of calculating the Deferred Compensation PRP Benefit, the Severance Pay Limit shall be determined as of the date the Deferred Compensation PRP Benefit vests.

(d). In determining the participant's pension benefit from the Retirement Security Plan under Section 2(b), there shall be included in the calculation amounts paid in cash to the participant or his beneficiary, transferred to an individual retirement account or annuity for the benefit of the participant or beneficiary or transferred to the participant's account in the NRECA 401 (k) Pension Plan.

(e) In the event a participant in the Deferred Compensation PRP is eligible to receive more than one Deferred Compensation PRP Benefit, (for example, in the case of a participant who receives his Deferred Compensation PRP Benefit before the Retirement Security Plan benefit can be paid, and subsequently earns and becomes vested in another Deferred Compensation PRP Benefit), the Pension Limitation shall be calculated for each benefit payment. In addition, any subsequent Deferred Compensation PRP Benefit shall be offset to take into account any Deferred Compensation PRP Benefit previously paid to the participant by adding the differences between 2(b)(i) and 2(b)(ii) for the previous payments to the amount under 2(b)(ii) for the current payment.

3.           Benefit Forfeitable by Participant. The Deferred Compensation PRP Benefit provided in Section 2 is subject to a substantial risk of forfeiture and shall be forfeited in its entirety if the participant's employment with the Cooperative is terminated for any reason before the vesting date the Cooperative has specified in writing for each participant under this Deferred Compensation PRP. If the Cooperative does not specify such a date for any participant then such date shall be the normal retirement date for the participant under the Retirement Security Plan. In any event, forfeiture shall not occur if the termination of the participant's employment with the Cooperative is caused by death, disability, or involuntary termination without cause. For purposes of the Deferred Compensation PRP, the term "cause" means, as determined by the Board of Directors of the Cooperative (i) gross negligence or willful misconduct in connection with the performance of duties; (ii) conviction of a criminal offense (other than minor traffic offenses); or (iii) material breach of any term of any employment, consulting or other services, confidentiality, intellectual property or non-competition agreements, if any, between the participant and the Cooperative. Notwithstanding the foregoing, the benefit forfeited by a participant under the Deferred Compensation PRP maintained by the Cooperative (the ''Transferor Cooperative"), can be reinstated if the participant is hired by another NRECA member cooperative participating in the NRECA Pension Plan (the "Transferee Cooperative") immediately following termination of employment with the Transferor Cooperative, provided the Transferee Cooperative adopts the Deferred Compensation PRP. The participant shall vest in all benefits earned under the Deferred Compensation PRP of the Transferor Cooperative and under the Deferred Compensation PRP of the Transferee Cooperative on the vesting date specified by the Transferee Cooperative. It is the intention of the Cooperative that the forfeiture provision of this Deferred Compensation PRP shall constitute a substantial risk of forfeiture as defined in Section 457(f)(3)(B) of the Code.

4.           Timing and Form of Payment. The Deferred Compensation PRP Benefit shall be payable to the participant (or if deceased to his estate) in a lump sum payment immediately upon the lapse of the substantial risk of forfeiture specified by the Cooperative in writing pursuant to Section 3, above, but in no event later than two and a half months following the lapse of the substantial risk of forfeiture.

5.           Termination and Amendment. The Board of Directors of the Cooperative may amend any or all provisions of this Plan at any time by written instrument identified as an amendment effective as of a specified date. The Deferred Compensation PRP may be terminated in whole or in part at any time by action of the Board of Directors of the Cooperative. However, no such termination or amendment shall reduce any benefit accrued by a participant in this Plan prior to the effective date of the termination or amendment.

6. Assets of the Plan and Benefit Payments. The benefits under this Deferred Compensation PRP shall be payable from the general assets of the Cooperative and no trust fund or funding shall be used to secure the payment of plan benefits.

7. General Administrative Powers and Duties. General administration of the Plan shall be placed in the Board of Directors ofthe Cooperative (the "Board"). The Board shall have the power to take all actions required to carry out the provisions of the Deferred Compensation PRP and shall further have the following powers and duties which shall be exercised in a manner consistent with the provisions of the Deferred Compensation PRP:

(a) To construe and interpret the provisions of the Deferred Compensation PRP and make rules and regulations under the Deferred Compensation PRP to the extent deemed advisable by the Board,

(b) To decide all questions as to eligibility to become a Participant in the Deferred Compensation PRP and as to the rights of Participants under the Deferred Compensation PRP,

(c) To file or cause to be filed all such reports and other statements as may be required by any federal or state statute, agency or authority for the Deferred Compensation PRP, and

(d) To do such other acts as it deems necessary to administer the Deferred Compensation PRP in accordance with its provisions or as may be required by law.

8. Grant of Discretion. In discharging the duties assigned to it under the Deferred Compensation PRP, the Board and its delegates have the discretion and final authority to interpret and construe the terms of the Deferred Compensation PRP; to determine coverage and eligibility for and amount of benefits under the Deferred Compensation PRP; to adopt, amend, and rescind rules, regulations and procedures pertaining to its duties under the Deferred Compensation PRP and the administration of the Deferred Compensation PRP; and to make all other determinations deemed necessary or advisable for the discharge of its duties or the administration of the Deferred Compensation PRP. The discretionary authority of the Board and its delegates is final, absolute, conclusive and exclusive, and binds all parties so long as exercised in good faith. Any judicial review of any decision of the Board or its delegates shall be limited to the arbitrary and capricious standard of review.

9.           Claim Adjudicator. All claims for benefits under the Deferred Compensation PRP shall be determined by the Cooperative, which shall be a named fiduciary as defined in

Section 402(a) of the Employee Retirement Income Security Act of 1974, as amended, ("ERISA") with respect to adjudication of such claims for benefits under the Deferred Compensation PRP.

10.           Claim Procedure. Upon the submission of a claim for benefits under the Deferred Compensation PRP to the Cooperative, notice of a decision with respect to the claim shall be furnished within 90 days. If circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished by the Cooperative to the claimant prior to the expiration of the initial 90 day period. The notice of extension shall indicate the circumstances requiring the extension and the date by which the notice of the decision with respect to the claim shall be furnished. Commencement of benefit payment shall constitute notice of approval of a claim to the extent of the amount of approved benefit. If such claim is wholly or partially denied, such notice shall be in writing and worded in a manner calculated to be understood by the claimant and shall set forth (i) the reason or reasons for the denial, (ii) specific reference to pertinent provisions of the Deferred Compensation PRP on which the denial was based, (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary, and (iv) an explanation of the claims review procedures and the time limits applicable to such procedures, including a statement of the claimants right to bring civil action under ERISA Section 502(a) following an adverse benefit determination on review. If the claimant is not notified of the decision in accordance with this Section, such claim shall be deemed denied and the claimant shall then be permitted to proceed with the claims review procedure provided below.

11.           Claims Review Procedure. (a) Within 90 days following receipt of notice of a claim denial, or within 90 days following close of the 90 day period referred to in Section 10, the claimant must file an appeal of the denial of a claim in writing with the Board requesting a review of such denial.

(b) Prior to a decision on the appeal by the Board, the claimant or the claimant's duly authorized representative may review and receive copies, free of charge, of all pertinent documents, records or other information relating to the claims and submit issues, comments, documents, records and other relevant information in writing for consideration, whether or not such items were submitted or considered in the initial determination. The issues and comments submitted by a claimant or the claimant's duly authorized representative shall supplement the administrative record on which the appeal is to be decided and should contain all of the additional information the claimant wishes to be considered in the review.

(c) Within 60 days following receipt of an appeal, the Board shall render a written decision. If circumstances require an extension of time for reviewing an appeal, written notice of the extension shall be furnished to the claimant or the claimant's authorized representative prior to the commencement of the extension. If an extension of time is elected, the Board shall render its decision within 120 days after receipt of the appeal.

(d)           The Board's decision on the appeal shall be in writing, worded in a manner calculated to be understood by the claimant, and shall set forth (i) the reason or reasons for the decision, (ii) specific reference to pertinent provisions of the plan on which the decision is based, and (iii) a statement of the claimant's right to bring an action under ERISA Section 502(a).

12.           Notices. (a) The Cooperative shall notify NRECA in writing upon the occurrence of any of the following events:

(i) The payment of any benefits to a participant in the Deferred Compensation
PRP, including the amount and time of the benefit payment, and

(ii) The adoption, amendment or termination of the Deferred Compensation PRP, including a copy of the signed Deferred Compensation PRP as adopted or amended and the Board resolution authorizing such action or the resolution authorizing the termination of the Deferred Compensation PRP.

(b). All notices sent to NRECA shall be mailed to:
Alan Vandendriessche
Insurance & Financial Services Department
National Rural Electric Cooperative Association
4301 Wilson Boulevard
Arlington, Virginia 22203.

13.           No Right to Employment. Nothing in the Deferred Compensation PRP shall constitute, nor be interpreted to constitute, a promise or representation of the employment or continued employment of any individual by the Cooperative or other entity.

14.           No Waiver or Estoppel. No term, condition or provision of the Deferred Compensation PRP shall be deemed to have been waived, and there shall be no estoppel against the enforcement of any provision of the Deferred Compensation PRP, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

15.           Misstatements of Information. In the event of any misstatement of any fact affecting benefits and eligibility for benefits, the true facts shall be used to determine eligibility and benefits.

16.           Applicable Law. The provisions of this Deferred Compensation PRP shall be construed according to the laws of the State of Virginia, except as preempted by Federal law and in accordance with the Code and ERISA.

17.           Code Section 409A. Notwithstanding any provision to the contrary in this Deferred Compensation PRP, each provision in this Deferred Compensation PRP shall be interpreted to permit the deferral of compensation in accordance with Section 409A of the Code and the guidance issued thereunder. Any provision of the Deferred Compensation PRP that would conflict with such requirements shall not be valid or enforceable.

IN WITNESS WHEREOF, Cooperative has caused this document to be executed effective as of January 1, 2005.

NATIONAL RURAL UTILITIES COOPERATIVE
FINANCE CORPORATION

(SEAL)

Date: 7/5/06                                                                By: /s/ JOHN T. EVANS